                                                                    EXHIBIT 99.1

Media Contacts:   Tony Plohoros           Investor Contact: Mark Stejbach
                  (908) 423-3644                            (908) 423-5185

                  Anita Larsen
                  (908) 423-6022

           MERCK ANNOUNCES THIRD-QUARTER 2003 EARNINGS PER SHARE (EPS)
                     FROM CONTINUING OPERATIONS OF 83 CENTS

      -     MERCK TO REDUCE COST STRUCTURE, ELIMINATE APPROXIMATELY 4,400
            POSITIONS

      - NEW WHOLESALER DISTRIBUTION PROGRAM TO IMPROVE EFFICIENCIES AND RESULT IN A ONE-TIME REDUCTION IN 2003 REVENUES

      - REPORTED 2003 EPS FROM CONTINUING OPERATIONS, INCLUDING CHARGE FOR WORKFORCE REDUCTIONS, NEW WHOLESALER DISTRIBUTION PROGRAM AND SALES TRENDS OF MAJOR PRODUCTS, EXPECTED TO RANGE FROM $2.90 TO $2.95

      -     MERCK COMPLETES SPIN-OFF OF MEDCO HEALTH SOLUTIONS, INC.

      -     MERCK'S OWNERSHIP OF BANYU REACHES 99%

WHITEHOUSE STATION, N.J., Oct. 22, 2003 - Merck & Co., Inc. today announced that earnings per share from continuing operations for the third quarter of 2003 were $0.83, a 6% increase over the same period in 2002. Continuing operations exclude the results from Medco Health Solutions, Inc., which was spun off on Aug. 19. Net income from continuing operations was $1,865.0 million, compared to $1,767.3 million in the third quarter of last year. Worldwide sales from continuing operations grew 6% for the quarter to $5.8 billion.

      For the first nine months of 2003, earnings per share from continuing operations were $2.30, compared to $2.18 in the first nine months of 2002. Net income from continuing operations was $5,194.4 million, compared to $4,980.9 million for the first nine months of 2002. Sales from continuing operations grew 10% for the period to $16.9 billion.

      Earnings per share including discontinued operations were $0.82 for the third quarter and $2.41 for the first nine months of 2003.

      Sales of Merck's five largest products -- ZOCOR, FOSAMAX, COZAAR and HYZAAR*, SINGULAIR and VIOXX -- collectively increased 9% for the third quarter of 2003, compared to the third quarter of 2002, and drove Merck's sales performance, with 67% of total sales. Total sales from continuing operations increased 6% and 10% for the third quarter and first nine

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* COZAAR and HYZAAR are registered trademarks of E.I. DuPont de Nemours &
  Company, Wilmington, Del.

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                                       2

months, respectively. Sales performance includes a two-point and a four-point favorable effect from foreign exchange for the third quarter and first nine months, respectively.

      Sales outside the United States accounted for 39% and 40% of the company's third quarter and first nine months of 2003 sales, respectively, compared to 39% and 38% of sales during the same periods in 2002.

      Marketing and Administrative expenses increased 4% and 12% compared to the third quarter and first nine months of 2002, respectively. Research and development expenses increased 15% and 24% during the third quarter and first nine months, respectively, reflecting the company's ongoing commitment to both basic and clinical research, as well as new research collaborations begun since mid-2002.

MERCK TO LOWER ITS COST STRUCTURE

      "In an environment driven by increasing competition, cost-containment pressures and greater customer demand for value, we have examined every aspect of our business, at every level, to identify ways to more effectively address these challenges," said Raymond V. Gilmartin, Chairman, President and CEO of Merck. "That process is ongoing, as we continue to identify opportunities to fundamentally change how we operate our business. The initiatives that we announce today are the result of this process, and we believe they will enhance our competitiveness over the long term."

      Effective Dec. 1, the company will implement a new distribution program for U.S. wholesalers which is intended to moderate the fluctuations in sales currently caused by wholesaler investment buying and improve efficiencies in the distribution of Merck pharmaceutical products. The new program will lower existing limits on average monthly purchases of Merck pharmaceutical products by U.S. customers. Implementation of the new program, which is expected to moderate investment purchasing in the fourth quarter, is expected to negatively impact revenues by approximately $650 to $750 million and reduce earnings per share from continuing operations by approximately $0.18 to $0.21 for the fourth quarter and the year.

      Merck is taking additional actions to fundamentally lower its cost structure that are expected to generate approximately $250 to $300 million of annual savings of payroll and benefits costs, and result in a reduction of approximately 3,200 positions and 1,200 contract or temporary employees. Restructuring costs related to these actions are estimated to be approximately $140 to $200 million in the fourth quarter and are expected to reduce earnings per share from continuing operations by $0.04 to $0.06. The balance of the restructuring costs,

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approximately $75 to $125 million, will occur in 2004. Savings and restructuring costs may increase as the company continues to identify opportunities to improve its business processes and reduce its cost structure.

      Other major initiatives designed to reduce the company's cost structure include enhanced leverage of the company's buying power for goods, services and technology through global procurement activities, improved efficiency of capital expenditures, and consolidation of transaction processing and services.

      Merck anticipates reported earnings per share from continuing operations for 2003 of $2.90 to $2.95 as a result of workforce reductions, implementation of the new distribution program for U.S. wholesalers, and product sales trends for its major in-line products. In the aggregate, the major in-line products have not met the company's challenging revenue targets that it believed were achievable. Overall, they are growing and competing well in their respective categories.

SPIN-OFF OF MEDCO HEALTH COMPLETED

      On Aug. 19, Merck completed the 100% spin-off of Medco Health, Merck's wholly owned subsidiary, through a pro rata distribution of 100% of Medco Health common stock to Merck stockholders. Merck's financial results from continuing operations exclude all sales made by Medco Health and expenses incurred by Medco Health in the ongoing operation of its business. Medco Health results prior to the spin-off, together with any one-time costs incurred by Merck to effect the transaction, are reported separately as income from discontinued operations net of taxes.

      As a result of the 100% spin-off of Medco Health, product sales now reflect sales to Medco Health as third-party sales based upon the net selling price from Merck to Medco Health. Quarterly net sales for individual Merck products now reflecting sales to Medco Health as third-party sales based upon the net selling prices from Merck to Medco Health, beginning with the first quarter of 2002, are available on the Finance section of Merck's Web site (www.merck.com/finance).

MERCK'S OWNERSHIP IN BANYU REACHES 99%

      On Oct. 21, Merck announced that it had completed its tender offer for all remaining shares in Banyu Pharmaceutical Co., Ltd. Combined with Merck's existing 95.2%, this will bring Merck's ownership to 99.4% of outstanding Banyu common stock. Settlement for all tenders received will commence on Oct. 27.

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                                       4

MAJOR IN-LINE PRODUCTS COMPETING WELL

      Merck's largest products, which continue to benefit from ongoing clinical studies and new treatment options, drove the company's sales. Each of Merck's major in-line franchises ranks either No. 1 or 2 in its class worldwide.

      In anticipation of possible price increases, certain U.S. wholesalers place some noncancellable orders at prices that remain in effect until Merck ships the product. In the aggregate, these types of wholesaler purchases resulted in a favorable impact on pharmaceutical sales of an estimated $60 million for the third quarter. Merck expects these types of purchases to moderate significantly in the future with the implementation of the company's new distribution program for U.S. wholesalers. Estimated wholesaler inventory levels are within a range customary for Merck products, in the aggregate.

      ZOCOR, Merck's statin for modifying cholesterol, achieved worldwide sales of $1.4 billion in the third quarter and $3.8 billion for the first nine months. Sales were affected by patent expirations in several markets outside the United States in 2003. U.S. mail-order-adjusted prescription levels for ZOCOR increased by approximately 3% for the quarter. In the aggregate, estimated wholesaler buy-in for ZOCOR for the quarter had a favorable impact of $110 million. Worldwide sales of ZOCOR in 2003 were expected to have approximated $5.4 to $5.7 billion prior to the implementation of the new wholesaler distribution program. The wholesaler distribution program is expected to reduce ZOCOR sales by approximately $500 million for the fourth quarter and the year.

      Merck continues to communicate the results of the landmark Heart Protection Study (HPS) to physicians and consumers. HPS demonstrated that, along with diet, ZOCOR 40 mg is the first and only cholesterol-lowering medication proven to reduce the risk of heart attacks and stroke in people with heart disease or diabetes, regardless of cholesterol level.

      Global sales of FOSAMAX, the most-prescribed medicine worldwide for the treatment of postmenopausal, male and glucocorticoid-induced osteoporosis, were strong in the third quarter and first nine months, reaching $687 million and $2.0 billion, respectively. U.S. mail-order-adjusted prescription levels for FOSAMAX increased by approximately 7% for the quarter. In the aggregate, estimated wholesaler buy-in for FOSAMAX for the quarter had a favorable impact of $10 million. This is expected to have an unfavorable impact on wholesaler purchases for FOSAMAX in the fourth quarter of 2003. Worldwide sales of FOSAMAX in 2003 are expected to approximate $2.6 to $2.8 billion.

      In a recently published study versus Actonel (administered in an approved once-daily dosing regimen in Europe, where the study was conducted), FOSAMAX 70 mg Once Weekly

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provided significantly greater increases in bone mineral density at the spine and hip and similar tolerability.

      Sales of Merck's antihypertensive medicines, COZAAR and HYZAAR, were strong during the third quarter and first nine months, with global sales reaching $622 million and $1.8 billion, respectively. U.S. mail-order-adjusted prescription levels for COZAAR and HYZAAR increased by approximately 7% for the quarter. In the aggregate, estimated wholesaler buy-out for COZAAR and HYZAAR had an unfavorable impact for the quarter of $15 million. Worldwide sales of COZAAR and HYZAAR in 2003 are expected to approximate $2.5 to $2.7 billion.

      Contributing to the sales performance of COZAAR is the recognition by physicians and regulatory agencies of the stroke risk reduction benefits of COZAAR in patients with hypertension, nephropathy and type 2 diabetes, as demonstrated in the landmark Losartan Intervention for Endpoint Reduction in Hypertension (LIFE) and Reduction of Endpoints in Non-Insulin Dependent Diabetes Mellitus with the Angiotensin II Antagonist Losartan (RENAAL) studies, respectively. Forty-one countries have granted new regulatory licenses to COZAAR based on the LIFE study, and 27 countries have done so based on RENAAL.

      Worldwide sales of SINGULAIR, a once-a-day oral medication indicated for the treatment of chronic asthma and the relief of symptoms of seasonal allergic rhinitis, were strong, reaching $616 million in the third quarter and $1.5 billion for the first nine months. Year-to-date sales have been driven by strong performance in both the asthma and allergic rhinitis markets. U.S. mail-order-adjusted prescription levels for SINGULAIR increased by 37% during the quarter. In the aggregate, estimated wholesaler buy-in for SINGULAIR for the quarter had a favorable impact of $120 million. This is expected to have an unfavorable impact on wholesaler purchases for SINGULAIR in the fourth quarter of 2003. Worldwide sales of SINGULAIR in 2003 are expected to approximate $2.0 to $2.2 billion.

      On Sept. 15, Merck announced that it had made SINGULAIR available in the United States for the prevention and treatment of chronic asthma in children aged 12 months to 5 years with a new, convenient once-a-day oral granules formulation. The new formulation represents the first non-steroidal once-daily oral asthma controller medication approved for children as young as 12 months. The oral granules formulation of SINGULAIR can also be used for relief of symptoms of seasonal allergies in children aged 2 to 5. Asthma is the most common chronic childhood illness, affecting more than six million children in the United States alone, with an increasing prevalence in children under 5.

      In September, Merck presented the results of a new study, PREvention of Virally Induced Asthma (PREVIA), at the 13th Annual Congress of the European Respiratory Society.

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                                       6

PREVIA showed that young children whose asthma was triggered by colds experienced significantly fewer asthma attacks when treated with SINGULAIR, compared to placebo. Viruses that cause the common cold and respiratory infections account for up to 85% of childhood asthma attacks.

      Global sales of Merck's first once-a-day coxib, VIOXX, were $510 million during the third quarter and $1.8 billion for the first nine months. In the United States, VIOXX remains the most-widely prescribed and frequently preferred coxib on managed care formularies. More than 85 million prescriptions have been written in the United States since VIOXX was first introduced in 1999. U.S. mail-order-adjusted prescription levels for VIOXX decreased by approximately 3% for the quarter. In the aggregate, estimated wholesaler buy-out for VIOXX had an unfavorable impact of $145 million for the quarter. In 2003, worldwide sales of coxibs, VIOXX and ARCOXIA, are expected to approximate $2.5 to $2.7 billion.

      ARCOXIA, Merck's newest coxib, continues to be launched in countries outside the United States. Thus far, ARCOXIA has been launched in 33 countries in Europe, Latin America and the Asia-Pacific region, most recently in Hong Kong. Merck plans to resubmit an expanded New Drug Application (NDA) for ARCOXIA to the Food and Drug Administration (FDA) by the end of 2003.

      Results from an investigational study of ARCOXIA in patients with chronic low-back pain were published in the August issue of The Journal of Pain. The study showed that ARCOXIA 60 mg and 90 mg once daily provided significant improvement in the relief of symptoms and disability associated with chronic low-back pain compared to placebo. Improvement was observed one week after initiating therapy. Maximum relief was observed at four weeks, and relief was maintained throughout the three-month study.

      Sales of other Merck-promoted medicines and vaccines during the third quarter were $1.3 billion and $3.7 billion for the first nine months. These products treat or prevent a broad range of conditions.

      Global sales of ZETIA, the cholesterol absorption inhibitor developed and marketed by Merck/Schering-Plough Pharmaceuticals, reached $136 million in the third quarter and $305 million for the first nine months. More than 3.5 million prescriptions have been written in the United States since ZETIA's U.S. launch in mid-November 2002, according to IMS Health. ZETIA currently accounts for approximately 5% of new prescriptions in the cholesterol-modifying market. ZETIA is reimbursed for nearly 90% of all patients in managed care plans in the United States.

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      Following the successful completion of the European Union Mutual
Recognition Procedure, EZETROL (the brand name for ZETIA outside of the United States) has now been launched in four European countries -- Germany, the United Kingdom, Switzerland and Sweden.

      Merck/Schering-Plough Pharmaceuticals intends to file an NDA with the FDA for a combination product containing the active ingredients of both ZETIA (ezetimibe) and ZOCOR (simvastatin) in late 2003. If approved, the product would be the first single medication to target the body's two sources of cholesterol through dual inhibition - inhibiting both cholesterol production and absorption.

EARNINGS CONFERENCE CALL

      Investors are invited to a live Web cast of Merck's third-quarter earnings conference call today at 9 a.m. EDT, by visiting the Newsroom section of Merck's Web site (www.merck.com/newsroom). Raymond Gilmartin; Judy Lewent, Executive Vice President, Chief Financial Officer and President, Human Health-Asia; and Mark Stejbach, Senior Director, Investor Relations, will participate on the call. Institutional investors and analysts can participate in the call by dialing (913) 981-5558. Journalists are invited to listen by calling (913) 981-5545. The Web cast will be available for replay on the Web site until Oct. 29, 2003.

ABOUT MERCK

      Merck & Co., Inc. is a global research-driven pharmaceutical products company. Merck discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health, directly and through its joint ventures.

FORWARD-LOOKING STATEMENT

      This press release, including the financial information that follows, contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties which may cause results to differ materially from those set forth in the statements. The forward-looking statements include statements regarding product development and product potential. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release

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                                       8

should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in Item 1 of our Form 10-K for the year ended Dec. 31, 2002, and in our periodic reports on Form 10-Q and Form 8-K (if any) which we incorporate by reference.

                                      # # #

                        MERCK FINANCIAL GUIDANCE FOR 2003

Worldwide net sales will be driven by the company's major in-line products, including the impact of new studies and indications. Sales forecasts for those products for 2003 are as follows:

                                                                               WORLDWIDE
       PRODUCT               THERAPEUTIC CATEGORY                            2003 NET SALES
----------------------       ---------------------                       --------------------
ZOCOR (Prior to the
 implementation of the
 new wholesaler
 distribution program)       Cholesterol modifying                       $5.4 to $5.7 billion
Coxibs                       Arthritis and Pain                          $2.5 to $2.7 billion
(VIOXX and ARCOXIA)
FOSAMAX                      Osteoporosis                                $2.6 to $2.8 billion
COZAAR / HYZAAR              Hypertension                                $2.5 to $2.7 billion
SINGULAIR                    Asthma and Seasonal Allergic Rhinitis       $2.0 to $2.2 billion

- Approximately $500 million of the $650 to $750 million revenue reduction from the new distribution program for U.S. wholesalers will impact ZOCOR net sales.

- Under an agreement with AstraZeneca (AZN), Merck receives supply payments at predetermined rates on the U.S. sales of certain products by AZN, most notably Prilosec and Nexium. In 2003, Merck anticipates a growth rate in excess of 20% in total supply payments that the company receives from AZN.

- The income contribution related to the Merck and Schering-Plough collaboration will be negative in 2003. This reflects that sales of ezetimibe will be more than offset by launch expenses for the product and ongoing joint venture Research and Development spending. The results of the Merck and Schering-Plough collaboration are combined with the results of Merck's other joint venture relationships and reported, in the aggregate, as Equity Income from Affiliates.

- Merck continues to expect that manufacturing productivity will offset inflation on product cost.

- Research and Development expense (which excludes joint ventures) is anticipated to increase at a mid- to high-teens percentage growth rate over the full-year 2002 level.

- Consolidated Marketing and Administrative expense for 2003 is estimated to grow at a high single-digit percentage rate over the full-year 2002 expense.

- The consolidated 2003 tax rate is estimated to be approximately 28.5% to 29.5%.

- Merck plans to continue its stock buyback program during the fourth quarter of 2003. As of Sept. 30, $10.2 billion remains under the current buyback authorizations approved by Merck's Board of Directors.

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      The company is taking actions to implement a new wholesaler distribution program to moderate fluctuations in sales currently affected by wholesaler investment buying and improve efficiencies in the distribution of Merck products. The implementation of this new program is expected to negatively impact earnings per share from continuing operations for the fourth quarter and the year by $0.18 to $0.21. The company is also taking actions to lower its cost structure, including the elimination of approximately 3,200 positions and 1,200 contract or temporary employees. The result of these changes will better align the company's resources to the areas that will drive growth. Restructuring charges related to these actions are expected to reduce fourth-quarter and full-year earnings per share from continuing operations by $0.04 to $0.06. Including the impact of the new distribution program for U.S. wholesalers, restructuring charges related to workforce reductions and product sales trends for its major in-line products, Merck anticipates earnings per share from continuing operations for 2003 of $2.90 to $2.95.

      This document contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in Item 1 of our Form 10-K for the year ended Dec. 31, 2002, and in our periodic reports on Form 10-Q and Form 8-K (if any) which we incorporate by reference.

                                      # # #

The following tables show the financial results for Merck & Co., Inc. and subsidiaries for the quarter and nine months ended Sept. 30, 2003, compared to the corresponding period of the prior year.

                                                     Merck & Co., Inc.
                                                   Consolidated Results
                                       (In Millions Except Earnings per Common Share)
                                                  Quarter Ended Sept. 30
                                         ------------------------------------------
                                                                                 %
                                            2003              2002            Change
                                         ---------         ---------          ------
Sales                                    $ 5,762.0         $ 5,426.1              6%
Costs, Expenses and Other
    Materials and production               1,051.7             973.2              8
    Marketing and administrative           1,463.6           1,407.6              4
    Research and development                 776.5             676.9             15
    Equity income from affiliates           (183.4)           (188.7)            -3
    Other (income) expense, net               48.8              46.8              4
Income from Continuing Operations
   Before Taxes                            2,604.8           2,510.3              4
Taxes on Income **                           739.8             743.0
Income from Continuing Operations        $ 1,865.0         $ 1,767.3              6
Income from Discontinued Operations,
net of taxes                                  (6.7)            116.7
Net Income                               $ 1,858.3         $ 1,884.0            N/M
Average Shares Outstanding
   Assuming Dilution                       2,253.9           2,265.9
Earnings per Common Share
   Assuming Dilution
      Continuing Operations              $    0.83         $    0.78              6
      Discontinued Operations                (0.00)             0.05
                                         ---------         ---------
      Total                              $    0.82(1)      $    0.83            N/M

      N/M Comparison not meaningful as a result of the spin-off of Medco Health.

      (1) Amount does not add as a result of rounding.

      ** The effective tax rate was 28.4% and 29.6% for the third quarter of 2003 and 2002, respectively.

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                                       12

                                                       Merck & Co., Inc.
                                                     Consolidated Results
                                       (In Millions Except Earnings per Common Share)
                                                  Nine Months Ended Sept. 30
                                         -----------------------------------------
                                                                               %
                                            2003            2002            Change
                                         ----------      ----------         ------
Sales                                    $ 16,858.8      $ 15,388.1           10%
Costs, Expenses and Other
    Materials and production                3,087.0         2,779.5           11
    Marketing and administrative            4,600.8         4,113.8           12
    Research and development                2,283.2         1,838.4           24
    Acquired research                          90.4              --            *
    Equity income from affiliates            (468.2)         (550.7)         -15
    Other (income) expense, net               (25.1)          132.0            *
Income from Continuing Operations
   Before Taxes                             7,290.7         7,075.1            3
Taxes on Income **                          2,096.3         2,094.2
Income from Continuing Operations        $  5,194.4      $  4,980.9            4
Income from Discontinued Operations,
  net of taxes                                241.3           278.8
Net Income                               $  5,435.7      $  5,259.7          N/M
Average Shares Outstanding
   Assuming Dilution                        2,258.9         2,281.0
Earnings per Common Share
   Assuming Dilution
      Continuing Operations              $     2.30      $     2.18            6
      Discontinued Operations                  0.11            0.12
                                         ----------      ----------
      Total                              $     2.41      $     2.31(1)       N/M

      N/M Comparison not meaningful as a result of the spin-off of Medco Health.

      (1) Amount does not add as a result of rounding.

      * > 100%

      ** The effective tax rate was 28.8% and 29.6% for the first nine months of 2003 and 2002, respectively.

                                       ###